Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners, LP announces acquisition of mineral and royalty interests held by Haymaker Minerals & Royalties, LLC and Haymaker Resources, LP for $404 million and proposed election to change tax status

Acquisition immediately accretive to distributable cash flow, increases production by more than 50% on a per unit basis and generates estimated G&A savings of 50% per Boe on a run-rate basis

Pro forma free cash flow yield of 12% on first quarter 2018 basis

Kimbell announces proposed election to change tax status from pass-through partnership to a taxable entity

FORT WORTH, Texas, May 29, 2018 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests across 20 states, today announced that it has agreed to acquire the mineral and royalty interests held by Houston-based Haymaker Minerals & Royalties, LLC and Haymaker Resources, LP (collectively, “Haymaker”) in a transaction valued at approximately $404 million. The purchase price for the acquisition is comprised of $210 million in cash and 10 million common units of Kimbell, valued at approximately $194 million.(1) Kimbell will raise the cash portion of the purchase price through a private placement of 7.00% Series A Cumulative Convertible Preferred Units (“Series A Preferred Units”) to an affiliate of Apollo Global Management, LLC (“Apollo”) for gross proceeds of $110 million and through borrowings of $114(2) million under a new $200 million revolving credit facility. The Boards of Kimbell and Haymaker have unanimously approved the acquisition, which is expected to close in the third quarter of 2018, subject to customary closing conditions. The effective date of the acquisition is April 1, 2018.

Following the closing of the acquisition, Haymaker’s private equity sponsors, KKR & Co. L.P. (“KKR”) and Kayne Anderson Capital Advisors, L.P. (“Kayne”), along with Haymaker management, will collectively own approximately 37% of the then outstanding common units of Kimbell.

Bob Ravnaas, Chairman and CEO of Kimbell, said, “This is a transformative acquisition for our company which we expect to deliver significant value and benefits through both increased scale and significant operating leverage that will drive improved profitability. Through this combination of highly complementary minerals portfolios, Kimbell is uniquely positioned to be a major participant in the best-performing, highest-growth oil and gas basins in the Lower 48. We expect the acquisition to be immediately accretive to distributable cash flow per unit and look forward to continued successes in this new and exciting chapter for Kimbell.”

Karl Brensike, CEO of Haymaker, said, “We are extremely proud of the Haymaker team for assembling this world-class portfolio. Diversified minerals and royalties are just starting to get the recognition they deserve as a lower risk strategy to capitalize on the tremendous advancements being made in the U.S.

(1)  Based on closing unit price of $19.40 on May 25, 2018.

(2)  Includes revolving credit facility draw related to estimated fees and expenses of the acquisition.

oil and natural gas industry. We believe this acquisition will kick off a new phase of consolidation across the sector, as private equity looks to divest their mineral interests to longer term holders. Kimbell’s diversified asset base and access to capital through their proposed tax structure will position them to continue to make accretive acquisitions over the coming years.”

Acquisition Highlights(3)

•                  Pro forma free cash flow yield(4) of 12% drives accretion to distributable cash flow per unit of >20% based on first quarter 2018 results and using run-rate G&A

•                  Increases average daily net production per Kimbell unit for first quarter 2018 by more than 50% on pro forma basis

•                  Highly complementary Haymaker acreage increases Kimbell’s net royalty acres per unit by 10% on a pro forma basis

•                  52% of the combined net royalty acreage is in the high growth Permian and Mid-Continent areas

•                  Conservatively financed with estimated pro forma net debt to EBITDA below 2.0x(5) and ample liquidity under new revolving credit facility

Creating a Leading Energy Yield Company

Following the closing, Kimbell will have an 11.1 million gross acre position with a total of 73 active rigs on its properties, which represents 7% of total active rigs in the U.S. In addition, 95% of all rigs in the Lower 48 are located in counties where Kimbell will hold mineral interest positions. The acquisition further solidifies Kimbell’s position in the Permian by adding mineral interests in the Midland Basin and further bolstering its Mid-Continent position, which includes the SCOOP / STACK. Going forward, Kimbell will remain a liquids-focused company with oil and NGLs accounting for approximately 67% of estimated pro forma 1Q 2018 production.

Estimated pro forma net debt / EBITDA will be below 2.0x(5) at the closing of the acquisition, with a prudent hedging program in place that will target between 30% and 40% of production on a rolling two-year basis to protect cash flows.

Kimbell’s management team, led by Kimbell CEO Bob Ravnaas, will operate the combined company following the closing.

(3)  For additional information regarding the assumptions used with respect to the acquisition highlights, see the investor presentation available on Kimbell’s website.

(4)  Kimbell defines free cash flow as cash flow from operating activities less capital expenditures divided by market capitalization as of May 25, 2018.

(5)  As of March 31, 2018 and pro forma for the Delaware Basin asset sale.

Series A Cumulative Convertible Preferred Units

Kimbell signed a purchase agreement with Apollo for $110 million of the Series A Preferred Units. The private placement of the Series A Preferred Units will close at the same time as the closing of the acquisition.

Summary terms of the Series A Preferred Units include:

•                  Distributions of 7.00% per annum, paid quarterly in arrears

•                  Kimbell may redeem the Series A Preferred Units at any time for cash

•                  Beginning on the second anniversary of the closing date, Apollo may elect to convert some or all of the Series A Preferred Units if the common unit price is at a 30% premium to the issue price

•                  Voting rights on an as-converted basis with common units

New Revolving Credit Facility

In conjunction with the closing of the acquisition, Kimbell has received commitments for a fully-underwritten $200 million revolving credit facility with Frost Bank, Wells Fargo Bank and Credit Suisse AG. The borrowing base of Kimbell’s current revolving credit facility is $100 million which will increase to $200 million upon closing of the acquisition. At the closing, the Company will have approximately $64 million of availability under its new revolving credit facility, providing for significant liquidity.

Proposed Election to Change Tax Status

Kimbell believes that the conversion to a taxable entity will enable it to target a significantly larger investor base both domestic and international, increase its liquidity and support its continued growth and consolidation strategy. KKR and Kayne, together with Haymaker management, as well as Apollo have agreed to vote in favor of the Company’s proposed election to change to a taxable entity, with the precise structure to be determined by the Board of Directors of Kimbell. Upon consummation of the acquisition and the Series A Preferred Units offering, KKR, Kayne, Haymaker management and Apollo, together with outstanding common units that are controlled by Kimbell’s management and Board of Directors, will constitute the requisite majority of unitholders necessary to approve the tax election. The Company will file with the Securities and Exchange Commission (“SEC”) an information statement regarding the approval of the tax election and distribute that information statement to its other unitholders.

Advisors

Credit Suisse Securities (USA) LLC acted as exclusive financial advisor and sole placement agent on the Series A Preferred Units to Kimbell and Baker Botts L.L.P. acted as legal counsel to Kimbell. UBS Investment Bank acted as exclusive capital markets advisor to Kimbell in connection with the election to change to a taxable entity. RBC Richardson Barr acted as exclusive financial advisor to Haymaker, Kirkland & Ellis LLP acted as legal counsel to KKR and Haymaker and DLA Piper LLP acted as legal counsel to Kayne and Haymaker. Kirkland & Ellis LLP also represented Apollo in connection with the Series A

Preferred Units offering.

Investor and Analyst Conference Call

Kimbell will host a conference call and webcast today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to discuss this transaction. To access the call live by phone, dial (201) 389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://www.kimbellrp.com under Events and Presentations. The company also has an investor presentation on their website with additional information about the transaction.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is an oil and gas mineral and royalty variable rate master limited partnership based in Fort Worth, Texas. Kimbell is managed by its general partner, Kimbell Royalty GP, LLC, and owns mineral and royalty interests in approximately 5.7 million gross acres in twenty states and in nearly every major onshore basin in the continental United States, including ownership in more than 50,000 gross producing wells with over 30,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

About Haymaker Minerals & Royalties

Founded in 2013, Haymaker has invested capital on behalf of Kayne Anderson and KKR to acquire over 5 million gross mineral acres through over 700 individual transactions. Using sophisticated practices from the software, finance, and upstream E&P industries, Haymaker was able to assemble a diversified portfolio of mineral and royalty interests in over 35,000 producing wells across 26 states and over 500 counties. To learn more, visit www.haymakermineralsandroyalties.com

About Kayne Anderson

Kayne Anderson Capital Advisors, L.P., founded in 1984, is a leading alternative investment management firm focused on niche investing in upstream oil and gas companies, energy and infrastructure, specialized real estate, growth equity and both private credit and diversified liquid credit. Kayne Anderson’s investment philosophy is to pursue niches, with an emphasis on cash flow, where our knowledge and sourcing advantages enable us to deliver above average, risk-adjusted investment returns. Kayne manages over $26 billion in assets (as of 4/30/2018) for institutional investors, family offices, high net worth and retail clients and employs over 300 professionals in eight offices across the U.S. Through Kayne Anderson Energy Funds (“KAEF”), the firm has raised $7.0 billion of committed capital dedicated to energy private equity investments in primarily upstream and midstream oil and gas companies. Currently, KAEF has over 20 active portfolio companies focused on upstream and midstream oil and gas assets across North America. For more information, please visit www.kaynecapital.com.

About KKR

KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including certain plans, expectations, goals and statements about the benefits of the proposed acquisition and election to change to a taxable entity, Kimbell’s plans, objectives, expectations and intentions, the expected timing of completion of the acquisition, and other statements that are not historical facts. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the SEC. These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks that the anticipated benefits of the election to change to a taxable entity are not realized; risks related to Kimbell’s acquisition and integration of the acquired businesses and assets; the possibility that the proposed acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the acquisition is not obtained; uncertainties as to the timing of the acquisition; the possibility that the anticipated benefits of the acquisition are not realized when expected or at all; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third-party consents; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600